UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 8, 2013

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Howard Street, San Francisco, CA

94105

(Address of Principal Executive Offices, Including Zip Code)

(415) 278-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 8, 2013, The Gymboree Corporation (the “Company”) appointed Evan Price to serve as Chief Financial Officer of the Company. Mr. Price is 44 years old and has not previously held any position or office with the Company.

Mr. Price joins the Company from Gap, where he served as Vice President of Finance of Gap North America since December 2012 and as Chief Financial Officer & Vice President of Old Navy North America from July to December 2012. Prior to that position, Mr. Price served as Chief Financial Officer & Vice President of Europe & Strategic Alliances of The Gap, Inc. from December 2009 through June 2012, and as Vice President of Investor Relations & Corporate Finance of Gap from December 2006 through November 2009. Mr. Price has a Bachelor’s Degree from the University of Colorado, Boulder and a Master of Business Administration degree from the University of San Francisco.

On January 8, 2013, the Company entered into an employment offer letter (the “Offer Letter”) with Mr. Price that will become effective on a mutually agreed upon date not later than January 21, 2013 (the “Effective Date”). The Offer Letter does not provide for employment for a specified term and Mr. Price’s employment will be on an at-will basis. The Offer Letter provides Mr. Price with an annual salary of $400,000 and an annual cash bonus with a target of 50% of his annual base salary. In addition, Mr. Price will receive a one-time signing bonus in the amount of $150,000, which he will be required to repay to the Company if his employment is terminated by the Company for cause or if he voluntarily terminates employment within one year of the Effective Date.

Mr. Price is also entitled to receive, as soon as reasonably practicable following the Effective Date, a one-time grant of (i) restricted units of Parent common stock, par value $0.001 per share, with a fair market value of $250,000, subject to time-based vesting over three years, and (ii) options to purchase 60,000 shares of Parent common stock, subject to time-based vesting over five years. In the event that Mr. Price’s employment is terminated by the Company without cause or due to his death or disability, as of the date of termination, his restricted units will fully vest to the extent then unvested and outstanding.

Mr. Price will be eligible to participate in The Gymboree Corporation Management Severance Plan, as amended effective January 8, 2013 and, in the event Mr. Price’s employment is terminated by the Company without cause or if he resigns for good reason, he will be entitled to receive severance in an aggregate amount equal to 12 months’ annual base salary.

The foregoing description of the Offer Letter is not intended to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached as Exhibit 10.1 hereto and which is incorporated by reference herein.

In accordance with the Company’s customary practice, the Company is expected to enter into an indemnification agreement with Mr. Price, which would require the Company to indemnify him against certain liabilities that may arise in connection with his status or service as an officer. The indemnification agreement also would provide for an advancement of expenses incurred by Mr. Price in connection with any proceeding relating to his status as an officer. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed with the SEC as Exhibit 10.73 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC on March 30, 2010, and which is incorporated herein by reference.

There is no arrangement or understanding between Mr. Price and any other person pursuant to which Mr. Price was selected as the Company’s CFO. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Mr. Price has a direct or indirect material interest. There are no family relationships between Mr. Price and any of the directors or officers of the Company or any of its subsidiaries.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

No.	Description
10.1	Offer Letter, dated as of January 8, 2013, between The Gymboree Corporation and Evan Price.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION
Date: January 9, 2013
	By:	/s/ Lynda G. Gustafson
Name: Lynda G. Gustafson
Title: Vice President, Corporate Controller

EXHIBIT INDEX

No.	Description
10.1	Offer Letter, dated as of January 8, 2013, between The Gymboree Corporation and Evan Price.